Exhibit 99.1

Contact:

At the Company

Donald R. Peck
Chief Financial Officer
617-638-2000

At Fleishman-Hillard

Jeremy Skule
Investor Relations
212-453-2245

Eli Neusner
Media Relations
617-692-0531

News for Immediate Release

First Marblehead Announces
First Quarter Fiscal 2007 Results

Loans Available for Securitization Grow 38% over Same Period Last Year

Securitization Revenues Drive Strong Earnings

BOSTON, MA, October 26, 2006 — The First Marblehead Corporation (NYSE: FMD) today announced its financial and operating results for its first quarter of fiscal 2007, which ended on September 30, 2006.

Total service revenues for the first quarter of fiscal 2007 were $301.8 million, compared to total service revenues of $35.1 million during the first quarter of fiscal 2006.  This past quarter, the Company facilitated the securitization of $1.39 billion of private student loans — the largest securitization transaction in its history.  This transaction generated $247 million of service revenues, including $173.3 million of up-front structural advisory fees received in cash at the time of the securitization closing.  During the first quarter of fiscal 2006, the Company did not complete a securitization transaction.

Net income for the first quarter of fiscal 2007 was $141.0 million, or $2.23 per diluted share, compared to a net loss during the first quarter of fiscal 2006 of $5.4 million, or $0.08 per diluted share.

The Company also just completed a record summer processing season, with volume of loans facilitated during the first quarter of fiscal 2007 that are available for securitization increasing 38% to $1.52 billion, compared with $1.10 billion facilitated and available for securitization during the first quarter last fiscal year. The rolling twelve month volume of loans available for securitization also increased 38% to $3.34 billion for the twelve months ended September 30, 2006, compared with $2.41 billion for the twelve months ended September 30, 2005.

“We are pleased with the strong results from this past quarter. Our team continues to maximize value derived from our securitizations, deliver strong loan volume growth and expand our market leadership position,” said Jack L. Kopnisky, First Marblehead’s President and Chief Executive Officer. “With our continued addition of new clients and expanded programs, we are poised to seize future growth opportunities and will continue our relentless focus on delivering optimal value to our shareholders.”

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First Marblehead will host a conference call today, Thursday, October 26, 2006 at 8:30 a.m. EDT, which will be simultaneously broadcast live over the Internet.  Jack L. Kopnisky, President and Chief Executive Officer, and Donald R. Peck, Executive Vice President and Chief Financial Officer, will host the call.  To access the webcast, please log on to: www.firstmarblehead.com.

A replay will be available on First Marblehead’s website for 14 days.  A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the pass code 78304579.

About The First Marblehead Corporation — First Marblehead, a leader in creating solutions for education finance, provides outsourcing services for private, non-governmental education lending in the United States.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

Statements in this press release, including the tables, regarding First Marblehead’s future growth, securitization yields, market position, and the future performance of securitization trusts, as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our historical performance, the historical performance of the securitization trusts and on our plans, estimates and expectations as of October 26, 2006.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates or expectations contemplated by us will be achieved.  You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors, which may cause our actual financial results, facilitated loan volumes and securitization-related revenues to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: our success in structuring securitizations, the timing of our securitization activities, the estimates we make and the assumptions on which we rely in preparing our financial statements, any variance between the actual performance of securitization trusts and the key assumptions we have used to estimate the present value of additional structural advisory fees and residual revenues, our loan facilitation volumes, our relationships with key clients, and  the other factors set forth under the caption “Item 1A.  Risk Factors” in First Marblehead’s annual report on Form 10-K filed with the Securities and Exchange Commission on September 12, 2006.  Important factors that could cause or contribute to differences between the actual performance of the securitization trusts and our key assumptions include economic, regulatory, competitive and other factors affecting prepayment, default and recovery rates on the underlying securitized loan portfolio, including full or partial prepayments and prepayments as a result of loan consolidation activity, and interest rate trends.  We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

-financial tables to follow-

The First Marblehead Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
For the First Fiscal Quarters Ended September 30, 2006 and 2005
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,
	2006	2005
Service revenues:
Up-front structural advisory fees	$173,310	$—

Additional structural advisory fees
From new securitizations	16,586	—
Trust updates	1,965	199
Total additional structural advisory fees	18,551	199

Residuals
From new securitizations	56,755	—
Trust updates	11,908	7,482
Total residual revenues	68,663	7,482

Processing fees from The Education Resources Institute (TERI)	37,071	25,928

Administrative and other fees	4,226	1,462

Total service revenues	301,821	35,071

Operating expenses:
Compensation and benefits	31,608	19,742
General and administrative expenses	33,991	25,925
Total operating expenses	65,599	45,667

Income /(loss) from operations	236,222	(10,596)

Other income, net	1,124	1,229

Income /(loss) before income tax expense/(benefit)	237,346	(9,367)

Income tax expense/(benefit)	96,338	(3,925)

Net income /(loss)	$141,008	$(5,442)

Net income/(loss) per share, basic	$2.24	$(.08)

Net income/(loss) per share, diluted	2.23	(.08)

Cash dividends declared per share	0.15	0.12

Weighted average shares outstanding, basic	62,860	64,916
Weighted average shares outstanding, diluted	63,300	64,916

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The First Marblehead Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
As of September 30, 2006 and June 30, 2006
(Unaudited)
(in thousands, except share data)

	September 30, 2006	June 30, 2006
Assets
Cash, cash equivalents and short-term investments	$265,026	$142,961

Service receivables:
Structural advisory fees	106,848	88,297
Residuals	521,486	452,823
Processing fees from TERI	12,331	10,447

Total service receivables	640,665	551,567

Property and equipment, net	36,084	36,743

Goodwill	3,176	3,176
Intangible assets, net	1,772	1,897
Prepaid income taxes	—	11,649
Other prepaid expenses	16,511	17,272
Other assets	4,396	5,081
Total assets	$967,630	$770,346

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and other accrued expenses	$29,306	$34,430
Income taxes payable	63,679	—
Net deferred income tax liability	161,548	144,240
Notes payable and capital lease obligations	12,175	13,326
Other liabilities	2,178	2,181
Total liabilities	268,886	194,177

Commitments and contingencies

Stockholders’ equity	698,744	576,169
Total liabilities and stockholders’ equity	$967,630	$770,346

Note:  There were 62,936,285 and 63,042,725 shares of common stock outstanding at September 30, 2006 and June 30, 2006, respectively.

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Appendix (A)

The First Marblehead Corporation and Subsidiaries

Loan Facilitation Metrics

(Dollars in Millions)

	9/30/2006	9/30/2005	% Increase (Decrease)
Q1 Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$1,199	$816	47%
School Channel Loans	289	246	17%
Private Label Loans	1,488	1,062	40%
GATE Loans	34	39	(12%)
Total Loan Facilitation Volume Available for Securitization	$1,522	$1,101	38%

Rolling Twelve Month Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$2,454	$1,709	44%
School Channel Loans	779	584	33%
Private Label Loans	3,233	2,293	41%
GATE Loans	108	120	(10%)
Total Loan Facilitation Volume Available for Securitization	$3,341	$2,413	38%

Q1 Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$7	$10	(29%)
School Channel Loans	147	142	3%
Total Loan Facilitation Volume Not Available for Securitization	$154	$152	1%

Rolling Twelve Month Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$39	$61	(36%)
School Channel Loans	405	410	(1%)
Total Loan Facilitation Volume Not Available for Securitization	$444	$471	(6%)

Percentage of Loans Available for Securitization
Q1	91%	88%
Rolling Twelve Month	88%	84%

End-of period Principal Balance of Loans Available for Securitization but not yet Securitized
Direct-to-Consumer Loans	$490	$903
School Channel Loans	299	539
Private Label Loans	789	1,442
GATE Loans	38	41
Total Loan Principal Available for Securitization but not yet Securitized	$827	$1,483

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The First Marblehead Corporation and Subsidiaries
Income Statement Metrics

Private Label Loans (1)
Approximate Securitization Yields by Marketing Channel

	Volume of Loans Securitized ($millions)	Up-front Structural Advisory Fees(2)	Additional Structural Advisory Fees(2)	Residual Revenue(2)	Total Revenue
Direct-to-Consumer

Q1 2007	$973	(70%)	14.7%	1.2%	5.1%

School Channel

Q1 2007	$413	(30%)	7.3%	1.2%	1.7%

Total (1)

Q1 2007	$1,386

Blended Yield(3)

Q1 2007		12.5%	1.2%	4.1%	17.8%

(1)                The Company did not securitize any loans during the first quarter of fiscal 2006.

(2)                Revenues are expressed as a percentage of the total principal and accrued interest balance of private label loans securitized in each channel at the date of securitization.

(3)                Blended yield represents securitization revenues as a percentage of the total principal and accrued interest balance of loans securitized for all marketing channels at the date of securitization.

Note:  These yields by marketing channel represent an allocation of revenues and costs based on various estimates and assumptions regarding the relative profitability of these loans, and should be read with caution.  Furthermore, these yields are dependent on a number of factors, including the mix of loans between marketing channels that are included in a particular securitization, the average life of loans, which can be impacted by the time of year that the loans are securitized and the relative mix of loans from students with various expected terms to graduation, the structure of, and prevailing market conditions at the time of a securitization, the marketing fees which our clients earn on loans we securitize for them, along with a number of other factors.  Therefore, readers are cautioned that the blended yields and yields by marketing channel above may not be indicative of yields that we may be able to achieve in future securitizations.

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The First Marblehead Corporation and Subsidiaries
Operating Expense Metrics
(Dollars in Thousands)

	Operating expenses
	Expenses reimbursed by TERI			Expenses not reimbursed by TERI
	Compensation and benefits	General and administrative expenses	Subtotal operating expenses	Compensation and benefits	General and administrative expenses	Subtotal operating expenses	Total operating expenses
Three months ended September 30,

2006	$17,002	$19,971	$36,973	$14,606	$14,020	$28,626	$65,599
2005	12,852	12,945	25,797	6,890	12,980	19,870	45,667

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The First Marblehead Corporation and Subsidiaries
Balance Sheet Metrics
Roll-forward of Structural Advisory Fees and Residuals Receivable
(Dollars in Thousands)

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005
Structural Advisory Fees Receivable

Beginning of period balance	$88,297	$53,371

Additions from new securitizations	16,586	—

Trust updates
Passage of time (present value accretion)	1,590	795
Other factors (See Note below)	375	(596)

Net accretion	1,965	199

End of period balance	$106,848	$53,570

Residuals Receivable

Beginning of period balance	$452,823	$247,275

Additions from new securitizations	56,755	—

Trust updates
Passage of time (present value accretion)	13,709	7,418
Other factors (See Note below)	(1,801)	64

Net accretion	11,908	7,482

End of period balance	$521,486	$254,757

Note: During the three months ended September 30, 2006 and September 30, 2005, the 10-year U.S. Treasury rate, on which we base our present value discounting of structural advisory fees receivable, decreased 53 basis points and increased 37 basis points, respectively. A decrease in the 10-year U.S. Treasury rate has the effect of increasing the estimated present value of our structural advisory fees receivable, while an increase in the rate has the opposite effect on their valuation.

Other factors affecting the valuation of structural advisory fees and residuals receivables include changes in the implied forward LIBOR curve, as well as adjustments, if any, of the assumptions we use in estimating the fair value of these receivables.  During the fourth quarter of fiscal 2006 and the first quarter of fiscal 2007, loans in the securitization trusts experienced higher prepayment rates than we had estimated would occur during these periods, which reduced the positive net accretion that comes from updating the carrying value of our structural advisory fees and residuals receivables for the passage of time.  We do not believe that it is necessary at this time to alter our assumptions regarding future prepayments that we use to estimate the fair value of these receivables.  In addition, we recently renegotiated the fees that the securitization trusts are required to pay to the loan servicer that services a majority of the loans in each trust.  During the first quarter of fiscal 2007, we recorded the positive impact that comes from the reduction in these expected trust expenses on our estimate of the present value of our residuals.  We continue to monitor the performance of trust assets against our expectations, and will make such adjustments to our estimates as we believe are necessary to value properly our receivables balance at each balance sheet date.

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